UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 24, 2014 (October 20, 2014)

BANCORPSOUTH, INC.

(Exact name of registrant as specified in its charter)

Mississippi	1-12991	64-0659571
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Mississippi Plaza 201 South Spring Street Tupelo, Mississippi	38804
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (662) 680-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 20, 2014, Charles J. Pignuolo was appointed as Senior Executive Vice President and General Counsel of BancorpSouth, Inc. (the “Company”) and BancorpSouth Bank (the “Bank”).

Mr. Pignuolo, age 58, previously practiced law at Devlin and Pignuolo, P.C. since 1981 and focused his practice on construction law, real estate, bank lending and mortgage lending in both transactional and litigation matters as well as mediation and arbitration. His experience includes class action litigation for mortgage lenders, litigation and arbitration for builders, mortgage compliance matters, creation of and litigation for ten-year builder warranty programs, contract drafting for builders and developers and other business matters for clients in the building, real estate and lending industries. Mr. Pignuolo is rated AV Preeminent by Matindale Hubbell, the highest ranking possible. He is a Texas Bar Foundation Life Fellow and has served on various committees for the Texas Association of Builders and the Texas Mortgage Bankers Association. Mr. Pignuolo was counsel of record for the prevailing parties in the case of O’Sullivan v. Countrywide Home Loans, Inc., a class action involving RESPA Section 8 violations and Texas State Unauthorized Practice of Law violations. He also represented the winning party in three Appellate Court actions under the Texas Residential Construction Liability Act. Mr. Pignuolo represented the builders association (or their subsidiaries) for Houston, Dallas, Fort Worth, San Antonio and Austin in the HOW Limited Warranty Receivership litigation in both Virginia and Texas. Mr. Pignuolo has represented clients on matters throughout the United States and in Europe.

In connection with his appointment, Mr. Pignuolo entered into a Change in Control Agreement (the “Change in Control Agreement”) on October 20, 2014. Mr. Pignuolo is subject to certain restrictive covenants during the term of his employment and for a period of two years after termination of his employment, unless Mr. Pignuolo resigns for good reason. Under these covenants, Mr. Pignuolo may not (i) operate, own, be employed by or consult with any competing business (as defined in the Change in Control Agreement), (ii) directly or indirectly solicit customers or employees of the Company or any affiliate of the Company or (iii) divulge confidential information about the Company or its affiliates.

If there is a change in control after the effective date of the Change in Control Agreement, Mr. Pignuolo would receive no benefits or payments unless his employment is terminated without cause or he resigns for good reason within 12 months following the change in control. In that event, Mr. Pignuolo will receive unpaid salary, vacation accruals and other amounts due upon termination, full vesting of all equity incentive awards and a lump sum cash severance payment equal to 150% of his base salary determined by reference to his base salary in effect at the time of change in control and 150% of the highest annual bonus that he would be eligible to receive during the fiscal year ending during which the change in control occurs. Further, Mr. Pignuolo would continue to participate in the Company’s health and welfare benefit plans and general and executive fringe benefits during the 36-month period following termination or, alternatively, would receive an equivalent cash payment equal to the value of such participation if participation is not permissible. Payments and benefits on a change in control are subject to reduction under the Change in Control Agreement in the event that the aggregate change in control payments would result in the imposition of taxes on “parachute payments” as defined in sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”). If the reduction applies, payments would be limited to an amount that is less than three times average annual compensation, as defined in the Code, in order to eliminate certain excise taxes that would be imposed under the Code on amounts received by Mr. Pignuolo and to preserve the right of the Company to deduct the payments from its taxable income. However, the reduction is not applied if the aggregate value of the payments due on the change in control, net of the excise tax imposed under the Code, would exceed the aggregate value of the payments received after applying the reduction. No “tax gross up” or similar payments would be made to Mr. Pignuolo in the event he incurs the excise tax under section 4999 of the Code.

The foregoing description of the Change in Control Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Change in Control Agreement which is filed as Exhibit 10.1 with this Current Report on Form 8-K and which is incorporated herein by reference in its entirety.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 10.1        BancorpSouth, Inc. Change in Control Agreement for Charles J. Pignuolo

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANCORPSOUTH, INC.

By:	/s/ Cathy S. Freeman
Cathy S. Freeman
Senior Executive Vice President and
Chief Administrative Officer

Date: October 24, 2014

EXHIBIT INDEX

Exhibit Number	Description

10.1	BancorpSouth, Inc. Change in Control Agreement for Charles J. Pignuolo